Exhibit 99.1

SEAPORT ENTERTAINMENT GROUP ANNOUNCES AGREEMENT TO SELL 250 WATER STREET
DEVELOPMENT PROJECT TO TAVROS FOR $150.5 MILLION

NEW YORK, NY, August 18, 2025 – Seaport Entertainment Group Inc. (NYSE: SEG) (“Seaport Entertainment Group,” “SEG”, “we,” “our," or the “Company”) announced today it has entered into an agreement to sell the mixed-use development project located at 250 Water Street (“250 Water Street”) for a sale price of $150.5 million to Tavros, a privately owned real estate investment management and development firm based in New York City.

“We believe the anticipated sale of 250 Water Street marks a significant milestone for Seaport Entertainment Group, unlocking capital that is poised to enhance our balance sheet, support new sustainable growth opportunities, and create long-term value for our shareholders,” said Anton Nikodemus, Chairman, President and Chief Executive Officer of Seaport Entertainment Group. “We are confident that Tavros, an experienced and engaged New York City developer, is well-positioned to bring this project to life in a way that respects the character of the neighborhood and contributes positively to the community.”

250 Water Street was originally acquired by Howard Hughes Holdings, the Company’s former parent in June 2018. The one-acre site spans a full city block, bordered by Peck Slip, Pearl Street, Water Street, and Beekman Street, and is currently entitled for the construction of a 26-story, mixed-use building with up to 399 market-rate and affordable residential units and approximately 200,000 square feet of commercial, retail and community space.

The agreement includes a $6.0 million deposit due at signing, with certain provisions to potentially increase the deposit up to $8.5 million and the sale price up to $152.0 million before closing. The deposit is non-refundable, subject to satisfaction of certain closing conditions. Closing on the sale of the property is expected before the end of 2025.

A JLL team led by Andrew Scandalios, Ethan Stanton and Nicco Lupo represented the Company.

About Seaport Entertainment Group

Seaport Entertainment Group (NYSE: SEG) is a premier entertainment and hospitality company formed to own, operate, and develop a unique collection of assets positioned at the intersection of entertainment and real estate. Seaport Entertainment Group’s focus is to deliver unparalleled experiences through a combination of restaurant, entertainment, sports, retail and hospitality offerings integrated into one-of-a-kind real estate that redefine entertainment and hospitality. For more information, please visit www.seaportentertainment.com.

About Tavros

Tavros is a privately-owned real estate investment management and development firm. They invest on a discretionary basis, with a strong focus on New York City, and a global investor base of family offices, trusts, high net worth individuals, and institutions. Core to the Tavros discipline is the quality of its partnerships with tenants, investors, and lenders. As an owner and property manager, Tavros aims to ensure a positive experience for its tenants through attention to detail and a focus on quality of life.

About JLL

For over 200 years, JLL (NYSE: JLL), a leading global commercial real estate and investment management company, has helped clients buy, build, occupy, manage and invest in a variety of commercial, industrial, hotel, residential and retail properties. A Fortune 500® company with annual revenue of $23.4 billion and operations in over 80 countries around the world, JLL’s more than 112,000 employees bring the power of a global platform combined with local expertise. Driven by its purpose to shape the future of real estate for a better world, JLL helps its clients, people and communities SEE A BRIGHTER WAYSM. JLL is the brand name, and a registered trademark, of Jones Lang LaSalle Incorporated. For further information, visit jll.com.

Safe Harbor and Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements include, but are not limited to, statements concerning the Company’s plans, goals, objectives, outlook, assumptions, expectations, and intentions. Examples of forward-looking statements in this press release include statements regarding the pending sale of 250 Water Street. Forward-looking statements are based on the Company’s current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. Factors that could cause actual results to differ materially are set forth as risk factors in Seaport Entertainment Group’s filings with the Securities and Exchange Commission (the “SEC”), including its Quarterly and Annual Reports. Forward-looking statements speak only as of the date of this press release. The Company undertakes no obligation to update or revise any of the Company’s forward-looking statements for events or circumstances that arise after the date of this press release, except as may be required by applicable law.

The sale of 250 Water Street is subject to certain closing conditions, which are not currently satisfied. Accordingly, there can be no assurances that the sale of 250 Water Street will be completed on the terms or timing described in this press release, or at all.

Contacts:

Investor Relations:

Seaport Entertainment Group Inc.

T: (212) 732-8257

ir@seaportentertainment.com

Media Relations:

The Door

theseaport@thedooronline.com